Exhibit 99.1
Press release dated July 21, 2011
Spirit AeroSystems Announces Leadership Changes
David Coleal Joins Spirit Team
Spirit AeroSystems announced today a series of organizational changes to better align leadership with the needs of the business. Among the changes announced today:
•	Current COO Buck Buchanan will transition to Sr. VP, Advanced Projects, focusing on a number of strategic initiatives.
•	Mike King will assume the role of Sr. VP/Chief Operations Officer, including overseeing Spirit Europe and North Carolina.
•	John Pilla, Sr. VP/GM, Propulsion Business Segment, has assumed responsibility for the Aftermarket Customer Support Organization, in addition to his current role.
•	Alex Kummant has assumed the role of Sr. VP of Oklahoma Operations.
•	John Lewelling will have responsibility as Sr. VP, Corporate Strategy.
In conjunction with these changes, David Coleal will join the company as Sr. Vice President /General Manager of the Fuselage Segment. In that role, Mr. Coleal will be responsible for the company’s fuselage structures and components, comprising more than $2 billion dollars in revenue in 2010.
“I am very pleased to welcome David to the Spirit AeroSystems’ team. He brings a strategic focus, as well as in-depth knowledge and experience in the industry.” said Jeff Turner, Spirit AeroSystems President and CEO.
Coleal has earned a respected reputation in aerospace, having served most recently as Vice President and General Manager of Bombardier’s Learjet Product Line. The organizational transitions will begin immediately.
“I am confident that these leaders will drive performance excellence in everything we do, maintaining the highest quality while improving productivity and the output of our teams,” Turner said.
About Spirit AeroSystems, Inc.
Based in Wichita, Kan., Spirit AeroSystems is one of the world’s largest independent suppliers of commercial airplane assemblies and components. In addition to its Kansas facility, Spirit has locations in Tulsa and McAlester, Okla.; Kinston, N.C.; Prestwick, Scotland; Preston, England; Kuala Lumpur, Malaysia; and is developing a new manufacturing facility in Saint-Nazaire, France. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America, Europe and Asia. Spirit Europe produces wing components for a host of customers, including Airbus.